LEHMAN BROTHERS INCOME FUNDS
CLASS C
PLAN PURSUANT TO RULE 12b-1

SCHEDULE A

     Class C of the following series of Lehman Brothers Income Funds are subject to this Plan Pursuant to 12b-1, at the fee rates specified:

Series	Distribution Fee (as a Percentage of Average Daily Net Assets of Class C)

Neuberger Berman Core Bond Fund	0.75%

Neuberger Berman High Income Bond Fund	0.75%

Neuberger Berman Strategic Income Fund	0.75%

Series	Service Fee (as a Percentage of Average Daily Net Assets of Class C)

Neuberger Berman Core Bond Fund	0.25%

Neuberger Berman High Income Bond Fund	0.25%

Neuberger Berman Strategic Income Fund	0.25%

Dated: May 15, 2009